Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. TO ENTER INTO A SECURITIES PURCHASE AGREEMENT WITH CERTAIN INSTITUTIONAL INVESTORS

WIXOM, MI. November 6, 2006 – Veri-Tek International, Corp. (AMEX: VCC)(“Veri-Tek” or the “Company”) announced today that it has entered into a Securities Purchase Agreement with certain institutional investors pursuant to which the Company agreed to issue 2,750,000 units at $4.05 per unit, resulting in approximately $11.1 million in gross proceeds to the Company. Each unit will consist of one share of common stock, a Series A warrant to purchase one-fifth of a share of common stock, and a Series B warrant to purchase one-fifth of a share of common stock. The Series A warrant will be exercisable at $4.05 per share. The Series B warrant will be exercisable at $4.25 per share. The Series A and Series B warrants have a five year term, and are not exercisable until six months after the issuance date. The proceeds from the sale will be used to reduce a portion of the Company’s debt and to acquire the assets of Liftking Industries, Inc. as well as general working capital purposes.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering resales by the investors of the common stock, including those shares of common stock issuable upon exercise of the warrants.

This press release does not constitute an offer of any securities for sale.

SAFE HARBOR STATEMENT

The press release contains forward-looking information based on Veri-Tek’s current expectations, including statements relating to Veri-Tek’s private placement of common stock and warrants. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Veri-Tek’s control, include among others: the closing of Veri-Tek’s private placement of its common stock and warrants, and other factors, risks, and uncertainties more specifically set forth in Veri-Tek’s filings with the SEC. Actual events or the actual factual results of Veri-Tek may differ materially from any forward-looking statements due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Veri-Tek expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements included in this release to reflect any changes in Veri-Tek’s expectations with regard thereto or any changes in events, conditions, or circumstances on which such statement is based.

ABOUT VERI-TEK INTERNATIONAL

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The Company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods. Through its Manitex, Inc. subsidiary, Veri-Tek is a leading provider of engineered lifting solutions in North America. Based in Georgetown, Texas, Manitex designs, manufactures, and markets a comprehensive line of boom trucks, sign cranes and trolley boom unloaders. Manitex’s boom trucks and crane products are primarily used for industrial projects and infrastructure development, including, roads, bridges and commercial construction, and most recently, energy exploration.

For Additional Information Contact:

Michael C. Azar

Veri-Tek International, Corp.

248.220.2001